This Consent Solicitation is made with regard to the securities of a foreign company in reliance on the exemption afforded under Rule 802 of the U.S. Securities Act of 1933, as amended. The offer of the New Guarantee is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for Noteholders to enforce their rights and any claim they may have arising under the federal securities laws, since the New Guarantor is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. Noteholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

innogy Finance B.V. (previously RWE Finance B.V.)

and

innogy Finance II B.V. (previously RWE Finance II B.V.)

ANNOUNCE CONSENT SOLICITATION /
INVITATION TO VOTE WITHOUT MEETING
(Aufforderung zur Stimmabgabe in Abstimmung ohne Versammlung)

s-Hertogenbosch, The Netherlands, November 15, 2016 - innogy Finance B.V. (Issuer 1) hereby announces invitations to holders of its outstanding EUR 980,000,000 5.125% Fixed Rate Notes due July 23, 2018 (ISIN: XS0172851650) (the 2018 Notes), EUR 1,000,000,000 6.625% Fixed Rate Notes due January 31, 2019 (ISIN: XS0399647675) (the 2019 Notes), EUR 750,000,000 1.875% Fixed Rate Notes due January 30, 2020 (ISIN: XS0878010718) (the 2020 Notes), GBP 570,000,000 6.500% Fixed Rate Notes due April 20, 2021 (ISIN: XS0127992336) (the April 2021 Notes), EUR 1,000,000,000 6.500% Fixed Rate Notes due August 10, 2021 (ISIN: XS0412842857) (the August 2021 Notes), GBP 500,000,000 5.500% Fixed Rate Notes due July 6, 2022 (ISIN: XS0437307464) (the 2022 Notes), GBP 487,500,000 5.625% Fixed Rate Notes due December 6, 2023 (ISIN: XS0170732738) (the 2023 Notes), EUR 800,000,000 3.000% Fixed Rate Notes due January 17, 2024 (ISIN: XS0982019126) (the 2024 Notes), GBP 760,000,000 6.250% Fixed Rate Notes due June 3, 2030 (ISIN: XS0147048762) (the 2030 Notes), GBP 600,000,000 4.750% Fixed Rate Notes due January 31, 2034 (ISIN: XS0735770637) (the 2034 Notes), and GBP 1,000,000,000 6.125% Fixed Rate Notes due July 6, 2039 (ISIN: XS0437306904) (the 2039 Notes), and innogy Finance II B.V. (Issuer 2) hereby announces invitations to holders of its outstanding EUR 600,000,000 5.750% Fixed Rate Notes due February 14, 2033 (ISIN: XS0162513211) (the 2033 Notes, and together with the aforementioned notes, the Notes and each a Series), each guaranteed by RWE Aktiengesellschaft (the Existing Guarantor or RWE AG), issued under the EUR 30,000,000,000 Debt Issuance Programme of the Existing Guarantor and Issuer 1,

to consent to, (i) with respect to the 2018 Notes, the 2019 Notes, the April 2021 Notes, the August 2021 Note, the 2022 Notes, the 2023 Notes, the 2030 Notes, the 2033 Notes and the 2039 Notes (the Pre-Act Notes), the modification of the Conditions, such that the German Act on Debt Securities (Gesetz über Schuldverschreibungen aus Gesamtemissionen – SchVG) becomes applicable to the Conditions (the General Opt-In) and to the relevant Existing Guarantees (the Guarantee Opt-In) and, (ii) with respect to all Notes, a replacement of the Existing Guarantor with innogy SE as new guarantor (the New Guarantor or innogy SE) (such invitations to a Vote Without Meeting a Consent Solicitation and collectively the Consent Solicitations).

The Consent Solicitations are being made on the terms and subject to the conditions set out in the consent solicitation memorandum dated November 15, 2016 (the Consent Solicitation Memorandum) prepared by the Issuers. Please refer to the Consent Solicitation Memorandum which includes full details of the Consent Solicitations and their terms and conditions. Capitalised terms used and not otherwise defined in this announcement have the meaning given to them in the Consent Solicitation Memorandum.

The Consent Solicitation Memorandum will be available from the Tabulation and Voting Agent and on the Solicitation Website at https://www.innogy.com/web/cms/de/3265808/ueber-innogy/investor- relations/anleihen/bond-restructuring from today until the End of the Voting Period. In addition, the Consent Solicitiation Memorandum will be published (bekanntgemacht) in the Federal Gazette (Bundesanzeiger) on or about November 17, 2016.

RATIONALE FOR THE CONSENT SOLICITATIONS

On December 1, 2015, the Existing Guarantor announced its plans to pool the business segments Grid & Infrastructure, Retail and Renewables of the Former RWE Group in Germany and abroad in a newly established subsidiary, the New Guarantor. Most business activities and assets pertaining to these business segments were already contained within and held by separate legal entities. These legal entities have, in a series of transactions that separated the grid & infrastructure, retail and renewables businesses of the Existing Guarantor and its direct and indirect subsidiaries and participations from their conventional and nuclear power generation and trading activities (the Carve-Out), either been merged or transferred by way of a share transfer to the New Guarantor. As a result of the separation of the innogy Group from the Former RWE Group, both Issuers are wholly-owned subsidiaries of the New Guarantor and are now part of the innogy Group rather than the RWE Group.

In order to reflect the separation of the Issuers from the RWE Group, as a measure completing the Carve-Out and in order to simplify the intra-group financing structure, the Issuers are seeking approval from the Noteholders of the Proposed Amendments. It is intended that the Existing Guarantor is released from its obligations under the Existing Guarantees and that the due payment of principal of, and interest on, and any other amounts expressed to be payable under the Notes will forthwith be unconditionally and irrevocably guaranteed by the New Guarantor.

As at the date of the Consent Solicitation Memorandum, RWE AG has launched another consent solicitation as well as an exchange offer in relation to the senior notes issued by RWE AG, the purpose of which is to substitute RWE AG as issuer and debtor of these notes with innogy SE as issuer and substitute debtor.

SUMMARY OF THE PROPOSED AMENDMENTS

Proposed Amendments in respect of the Pre-Act Notes issued by innogy Finance B.V. and, in respect of the 2033 Notes, issued by innogy Finance II B.V.:

(i)	General Opt-In	Quorum: At least 50% of the aggregate principal amount of the relevant Series then outstanding represented by votes cast (including abstainers)

Majority Requirement: At least 75% of the votes cast in favour of the Proposed Amendment

(ii)	Guarantee Opt-In	Quorum: At least 50% of the aggregate principal amount of the relevant Series then outstanding represented by votes cast (including abstainers)

Majority Requirement: At least 75% of the votes cast in favour of the Proposed Amendment

(iii)	Consent to the Change of Guarantor	Quorum: At least 50% of the aggregate principal amount of the relevant Series then outstanding represented by votes cast (including abstainers)

Majority Requirement: At least 75% of the votes cast in favour of the Proposed Amendment

Proposed Amendments in respect of the Post-Act Notes issued by innogy Finance B.V.:

(i)	Consent to the Change of Guarantor	Quorum: At least 50% of the aggregate principal amount of the relevant Series then outstanding represented by votes cast (including abstainers)

Majority Requirement: At least 75% of the votes cast in favour of the Proposed Amendment

If an Extraordinary Resolution is not passed or not implemented the relevant Notes continue to be guaranteed by the Existing Guarantor. For the avoidance of doubt, this would not have any effect on any other transaction contemplated in the context of the Carve-Out, or any other Extraordinary Resolutions passed and implemented at any other Vote Without Meeting, any resolutions passed and implemented in the context of the consent solicitation in relation to certain senior notes issued by RWE AG or any offer and acceptance of such offer made in the context of the exchange offer in relation to certain senior notes issued by RWE AG.

RATING

On October 31, 2016, Fitch Ratings (Fitch) assigned a preliminary rating of ‘BBB+’ to the New Guarantor with a ‘Stable’ outlook and a preliminary rating of ‘A-’ to any senior unsecured obligations guaranteed by the New Guarantor. At the same time, Fitch maintained the rating of the Existing Guarantor at ‘BBB’ with a ‘Rating Watch Negative’ and revised the ‘Rating Watch’ status of the Issuers’ and the Existing Guarantor’s senior unsecured ratings of ‘BBB’ to ‘Rating Watch Positive’ from ‘Rating Watch Negative’. The ‘Rating Watch Positive’ assignment reflects the Existing Guarantor’s and the New Guarantor’s intention to change guarantor and/or substitute the debtor on all existing senior unsecured notes. The final ratings are contingent upon the confirmation of the financial structure conforming materially to information already received by Fitch.

The relevant press release can be found on: https://www.fitchratings.com/site/pr/1014056

On November 3, 2016, Moody’s Investor Services (Moody’s) affirmed the Existing Guarantor’s senior ratings of ‘Baa3’. The outlook on the senior notes of the Existing Guarantor as well as of the Issuers which are guaranteed by the Existing Guarantor remained ‘Stable’. At the same time, Moody’s revised the outlook to ‘Negative’ from ‘Stable’ on the Programme. This reflects the Existing Guarantor’s and the New Guarantor’s intention to change guarantor and/or substitute the debtor on all existing senior unsecured notes and Moody’s view that the ratings on any senior debt that remain at the level of the Existing Guarantor could come under negative pressure because of their structural subordination to any debt obligations guaranteed by the New Guarantor and minority shareholders. It also reflects Moody’s view that Existing Guarantor holds the riskier generation and trading assets.

The relevant press release can be found on: https://www.moodys.com/research/Moodys-affirms-RWE- Baa3-senior-Ba2-hybrid-ratings-multiple-outlooks--PR_356816

On November 14, 2016, Standard & Poor’s Credit Market Services Europe (Standard & Poor’s) assigned a rating of ‘BBB-’ to the New Guarantor with a ‘Positive’ outlook. At the same time, Standard & Poor’s affirmed the rating of the Existing Guarantor at ‘BBB-’ and revised its outlook to ‘Stable’ from ‘Negative’.

The rating of the New Guarantor is capped by the rating of the Existing Guarantor, due to Standard & Poor’s view that the New Guarantor’s creditworthiness is linked to the creditworthiness of the Existing Guarantor. The ‘Positive’ outlook assigned to the New Guarantor’s rating reflects the potential for a one-notch differential from the rating of the Existing Guarantor, which is supported by Standard & Poor’s view of the New Guarantor’s stronger credit profile.

The relevant press release can be found on: https://www.globalcreditportal.com/ratingsdirect/showArticlePage.do?articleId=1755988&from=CR

It is likely that rating agencies (Fitch, Moody’s or Standard & Poor’s) may publish reports commenting on the rating implications of the debt transfer on the Issuers, Existing Guarantor and New Guarantor on or after the date of the Consent Solicitation Memorandum.

DETAILS OF THE CONSENT SOLICITATIONS

The Votes Without Meeting will be conducted by notary Dr. Christiane Mühe who has been appointed by the Issuers for that purpose (the Scrutineer).

NOTEHOLDERS ARE REQUESTED TO VOTE THROUGH THE TABULATION AND VOTING AGENT AS THEIR PROXY AT THE VOTES WITHOUT MEETING. In order to vote through the Tabulation and Voting Agent as proxy, Noteholders must, by the Registration and Instruction Deadline, (i) register on the Voting Platform (www.lucid-is.com/innogy) and (ii) submit, or arrange for submission of, a Consent Instruction to the Clearing Systems and procure that the Tabulation and Voting Agent receives such Consent Instruction via the Clearing Systems. NOTEHOLDERS SHOULD INFORM THEMSELVES AND BE AWARE THAT THE DEADLINES SET BY ANY INTERMEDIARY OR CLEARING SYSTEM MAY BE EARLIER THAN THE DEADLINES SET OUT IN THE CONSENT SOLICITATION MEMORANDUM.

Noteholders who do not wish to vote through the Tabulation and Voting Agent as proxy, may cast their votes at the Votes Without Meeting by submitting a Voting Form directly to the Scrutineer during the Voting Period. Any such Noteholder must arrange for its Noteholder Custodian to submit a Blocking Confirmation (Sperrvermerk) to the Scrutineer. It is each Noteholder’s responsibility to ensure that the Scrutineer receives the Voting Form within the Voting Period and the Blocking Confirmation by the End of the Voting Period.

INDICATIVE TIMETABLE

Event	Date and Time

Launch Date of the Consent Solicitations	November 15, 2016

Registration and Instruction Deadline	23.59 (CET) on December 6, 2016

Deadline for registration on, and submitting Voting Instructions to the Tabulation and Voting Agent via the Voting Platform and for receipt of Consent Instructions by the Tabulation and Voting Agent. For reasons of efficiency, Noteholders are requested to vote through the Voting Platform

Commencement of the Voting Period	0.00 (CET) on December 7, 2016

End of the Voting Period	23.59 (CET) on December 12, 2016

Announcement (Bekanntmachung) of Results of the Votes Without Meeting	As soon as reasonably practicable after the End of the Voting Period

End of Statutory Objection Period	Two weeks after the results of the Votes Without Meeting have been announced (bekanntgemacht)

End of Statutory Contestation Period	One month after the results of the Votes Without Meeting have been announced (bekanntgemacht)

Implementation of Extraordinary Resolutions passed at the Votes Without Meeting	As soon as reasonably practicable after the Conditions of Implementation with regard to the relevant Series have been fulfilled

Announcement (Bekanntmachung) of Implementation of Extraordinary Resolutions	As soon as reasonably practicably after the resolutions have been implemented

Noteholders are advised to check with any bank, securities broker or other intermediary through which they hold their Notes as to when such intermediary would need to receive instructions from a Noteholder in order for such Noteholder to participate in the relevant Votes Without Meeting by the deadlines specified above. The deadlines set by any such intermediary and each relevant Clearing System for the submission and (where permitted) revocation of Consent Instructions will be earlier than the relevant deadlines above.

GENERAL

This notice must be read in conjunction with the Consent Solicitation Memorandum. Noteholders are advised to read the Consent Solicitation Memorandum carefully for full details of, and information on, the procedures for participating in the Consent Solicitations. None of the Issuers, the Existing Guarantor, the New Guarantor, the Solicitation Agents, the Tabulation and Voting Agent, the Scrutineer or any of its respective directors, officers, employees or affiliates makes any representation or recommendation whatsoever regarding the Consent Solicitations, or any recommendation as to whether Noteholders should participate in the respective Votes Without Meeting or how to vote in any Vote Without Meeting. If any Noteholder has any doubt as to the action it should take, it is recommended to seek its own advice, including as to any tax consequences, from its legal adviser, intermediary, accountant or other independent adviser.

Subject to applicable law, the Issuers may, at their option and in their sole discretion terminate each Consent Solicitation at any time.

The Issuers have appointed Citigroup Global Markets Limited and The Royal Bank of Scotland plc as Solicitation Agents, Lucid Issuer Services Limited as Tabulation and Voting Agent and notary Dr. Christiane Mühe as Scrutineer in connection with the Votes Without Meeting.

Questions and requests for assistance in connection with (i) the Consent Solicitations and/or the Votes Without Meeting may be directed to the Solicitation Agents and the Tabulation and Voting Agent, (ii) the delivery of Voting Instructions or Consent Instructions may be directed to the Tabulation and Voting Agent and (iii) the delivery of the Blocking Confirmations or Voting Forms may be directed to the Scrutineer.

SOLICITATION AGENTS

Citigroup Global Markets Limited	The Royal Bank of Scotland plc

Citigroup Centre Canada Square Canary Wharf London E14 5LB United Kingdom	250 Bishopsgate London EC2M 4AA United Kingdom

For information by telephone: +44 20 7986 8969 Attention: Liability Management Group Email: liabilitymanagement.europe@citi.com	For information by telephone: +44 20 7085 6124 Attention: Liability Management Email: liabilitymanagement@rbs.com

TABULATION AND VOTING AGENT

Lucid Issuer Services Limited
Tankerton Works
12 Argyle Walk
London WC1H 8HA
United Kingdom

For information by telephone: +44 20 7704 0880
Attention: Paul Kamminga / Arlind Bytyqi
Email: innogy@lucid-is.com
Voting Platform: www.lucid-is.com/innogy

SCRUTINEER

Notarin Dr. Christiane Mühe
Gerns & Partner
An der Welle 3
60322 Frankfurt am Main
Germany

For information by telephone: +49 69 7171 990
Email: christiane.muehe@gerns.eu